Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:
FOR IMMEDIATE RELEASE	Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations,
504-362-4321
Superior Energy Services Announces Contracts to Plug Wells and
Decommission Platforms in the Gulf of Mexico
Harvey, La. — January 2, 2008 — Superior Energy Services, Inc. (NYSE: SPN) today announced that its subsidiary, Wild Well Control, Inc., has signed contracts with subsidiaries of BP plc (NYSE: BP), Chevron Corporation (NYSE: CVX) and Apache Corporation (NYSE: APA) to decommission seven downed platforms and related well facilities located offshore Louisiana for a fixed sum of $750 million.
The work will take place in water depths ranging from 85 feet to 135 feet and is expected to take three years to complete. Revenue and income will be recognized using the percentage-of-completion method.
Terence Hall, Chairman and CEO of Superior, stated, “Since 1992, our subsidiary, Wild Well Control, has successfully engineered, planned, managed and/or executed numerous projects of similar size, scope and complexity, and in all cases has completed these projects on time and within their customers’ budgets. During the past three years alone, Wild Well Control has gained access to and plugged and abandoned more than 340 wells on 30 downed platforms in water depths of up to 340 feet, which required the removal of more than 15,000 metric tons of steel structure and more than 400 pressurized and unpressurized entries into wells, all involving more than 830,000 diving manhours and almost 6,500 remotely operated vehicle runs. As a result, we believe our body of work makes us uniquely qualified to successfully execute this project.
“Our approach to this project will be similar to many of our recently completed projects and will involve the same expertise, proprietary tools and processes, as well as the utilization of Superior’s well intervention, marine assets, rental tools and deployment of best-in-class resources. We appreciate the confidence that Apache, BP and Chevron are showing in our work experience and in our ability to execute this project in a safe, efficient and timely manner.”
Superior will host a conference call on Thursday, January 3, 2008 at 10 a.m. central time (11 a.m. eastern time). The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 303-262-2130. For those who cannot listen to the live call, a telephonic replay will be available through January 10, 2008 and may be accessed by calling 303-590-3000 and using the pass code 11105602#. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling-related needs of oil and gas companies primarily through its rental tools segment and the production-related needs of oil and gas companies through its well intervention, rental tools and marine segments. The Company uses its production-related assets to enhance, maintain and extend existing production and, at the end of a property’s economic life, plug and abandon wells and decommission platforms and structures. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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